Exhibit 99.1
FOR IMMEDIATE RELEASE
AMERICAN COASTAL INSURANCE CORPORATION REPORTS FINANCIAL RESULTS
FOR ITS FIRST QUARTER ENDED MARCH 31, 2024

Company to Host Quarterly Conference Call at 5:00 P.M. ET on May 9, 2024
The information in this press release should be read in conjunction with an earnings presentation that is available on the Company's website at investors.amcoastal.com/Presentations.

St. Petersburg, FL - May 9, 2024: American Coastal Insurance Corporation (Nasdaq: ACIC) ("ACIC" or "the Company"), a property and casualty insurance holding company, today reported its financial results for the first quarter ended March 31, 2024.

($ in thousands, except for per share data)	Three Months Ended
	March 31,
	2024	2023	Change
Gross premiums written	$197,458	$187,123	5.5%
Gross premiums earned	$168,822	$144,476	16.9%
Net premiums earned	$68,730	$87,324	(21.3)%
Total revenue	$73,204	$90,320	(19.0)%
Income from continuing operations, net of tax	$23,599	$30,367	(22.3)%
Income from discontinued operations, net of tax	$—	$236,913	NM
Consolidated net income	$23,599	$267,280	(91.2)%

Net income available to ACIC stockholders per diluted share
Continuing Operations	$0.48	$0.70	(31.4)%
Discontinued Operations	—	5.44	NM
Total	$0.48	$6.14	(92.2)%

Reconciliation of net income to core income:
Plus: Non-cash amortization of intangible assets and goodwill impairment	$812	$812	—%
Less: Income from discontinued operations, net of tax	$—	$236,913	NM
Less: Net realized losses on investment portfolio	$—	$(83)	NM
Less: Unrealized gains (losses) on equity securities	$(50)	$474	NM
Less: Net tax impact (1)	$181	$88	NM
Core income(2)	$24,280	$30,700	(20.9)%
Core income per diluted share (2)	$0.50	$0.70	(28.6)%

Book value per share	$4.27	$2.08	NM
NM = Not Meaningful
(1) In order to reconcile net income to the core income measures, the Company included the tax impact of all adjustments using the 21% federal corporate tax rate.
(2) Core income and core income per diluted share, both of which are measures that are not based on GAAP, are reconciled above to net income and net income per diluted share, respectively, the most directly comparable GAAP measures. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

Comments from Chief Executive Officer, Dan Peed: “I am happy to report that we had a strong first quarter, driven by expanding net earned premiums, coupled with a very low underlying combined ratio. American Coastal’s earnings reflect our ability to adapt and unlock value in an evolving insurance landscape, and underscores our commitment to delivering value to policy holders and shareholders. First quarter net income continued trending upward to $23.6 million, or up 38% from the fourth quarter of 2023. This growth highlights American Coastal's outperformance in key operational metrics and reaffirms our position as a market leader in our specialty business.”

Exhibit 99.1

Return on Equity and Core Return on Equity

The calculations of the Company's return on equity and core return on equity are shown below.

($ in thousands)	Three Months Ended
	March 31,
	2024	2023
Income from continuing operations, net of tax	$23,599	$30,367
Return on equity based on GAAP income from continuing operations, net of tax (1)	67.7%	195.4%

Income from discontinued operations, net of tax	$—	$236,913
Return on equity based on GAAP income from discontinued operations, net of tax (1)	—%	NM

Consolidated net income attributable to ACIC	$23,599	$267,280
Return on equity based on GAAP net income (1)	67.7%	NM

Core income	$24,280	$30,700
Core return on equity (1)(2)	69.7%	197.6%
(1) Return on equity for the three months ended March 31, 2024 and 2023 is calculated on an annualized basis by dividing the net income or core income for the period by the average stockholders' equity for the trailing twelve months.
(2) Core return on equity, a measure that is not based on GAAP, is calculated based on core income, which is reconciled on the first page of this press release to net income, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section below.

Exhibit 99.1
Combined Ratio and Underlying Ratio

The calculations of the Company's combined ratio and underlying combined ratio on a consolidated basis and attributable to both the Company's personal lines and commercial lines operating segments are shown below.

($ in thousands)	Three Months Ended
	March 31,
	2024	2023	Change
Consolidated
Loss ratio, net(1)	23.1%	18.9%	4.2	pts
Expense ratio, net(2)	35.2%	43.4%	(8.2)	pts
Combined ratio (CR)(3)	58.3%	62.3%	(4.0)	pts
Effect of current year catastrophe losses on CR	1.1%	3.0%	(1.9)	pts
Effect of prior year favorable development on CR	(0.6)%	(3.6)%	3.0	pts
Underlying combined ratio(4)	57.8%	63.0%	(5.2)	pts

Personal Lines
Loss ratio, net(1)	71.4%	29.0%	42.4	pts
Expense ratio, net(2)	36.7%	111.5%	(74.8)	pts
Combined ratio (CR)(3)	108.1%	140.5%	(32.4)	pts
Effect of current year catastrophe losses on CR	8.9%	6.0%	2.9	pts
Effect of prior year favorable development on CR	(6.2)%	(4.5)%	(1.7)	pts
Underlying combined ratio(4)	105.4%	139.0%	(33.6)	pts

Commercial Lines
Loss ratio, net(1)	18.4%	17.7%	0.7	pts
Expense ratio, net(2)	34.6%	35.6%	(1.0)	pts
Combined ratio (CR)(3)	53.0%	53.3%	(0.3)	pts
Effect of current year catastrophe losses on CR	0.3%	2.7%	(2.4)	pts
Effect of prior year favorable development on CR	(0.1)%	(3.5)%	3.4	pts
Underlying combined ratio(4)	52.8%	54.1%	(1.3)	pts
(1) Loss ratio, net is calculated as losses and loss adjustment expenses (LAE), net of losses ceded to reinsurers, relative to net premiums earned.
(2) Expense ratio, net is calculated as the sum of all operating expenses less interest expense relative to net premiums earned.
(3) Combined ratio is the sum of the loss ratio, net and expense ratio, net.
(4) Underlying combined ratio, a measure that is not based on GAAP, is reconciled above to the combined ratio, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

Exhibit 99.1
Combined Ratio Analysis

The calculations of the Company's loss ratios and underlying loss ratios are shown below.

($ in thousands)	Three Months Ended
	March 31,
	2024	2023	Change
Loss and LAE	$15,906	$16,412	$(506)
% of Gross earned premiums	9.4%	11.5%	(2.1)	pts
% of Net earned premiums	23.1%	18.9%	4.2	pts
Less:
Current year catastrophe losses	$754	$2,615	$(1,861)
Prior year reserve favorable development	(432)	(3,165)	2,733
Underlying loss and LAE (1)	$15,584	$16,962	$(1,378)
% of Gross earned premiums	9.2%	11.7%	(2.5)	pts
% of Net earned premiums	22.7%	19.4%	3.3	pts
(1) Underlying loss and LAE is a non-GAAP financial measure and is reconciled above to loss and LAE, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

The calculations of the Company's expense ratios are shown below.

($ in thousands)	Three Months Ended
	March 31,
	2024	2023	Change
Policy acquisition costs	$11,793	$26,972	$(15,179)
Operating and underwriting	2,809	2,168	641
General and administrative	9,573	8,793	780
Total Operating Expenses	$24,175	$37,933	$(13,758)
% of Gross earned premiums	14.3%	26.3%	(12.0)	pts
% of Net earned premiums	35.2%	43.4%	(8.2)	pts

Exhibit 99.1

Quarter to Date Financial Results
Net income attributable to the Company for the first quarter ended March 31, 2024, was $23.6 million, or $0.48 per diluted share, compared to net income of $267.3 million, or $6.14 per diluted share, for the first quarter ended March 31, 2023. Drivers of net income during 2024 include increased gross premiums earned and decreased expenses, driven by decreases in policy acquisition costs and losses and LAE incurred, partially offset by lower revenues as the result of higher ceded premiums earned. During the first quarter of 2024, none of the Company's net income was attributable to discontinued operations, compared to $236.9 million of net income attributable to discontinued operations in the first quarter of 2023.

The Company's total gross written premium increased by $10.3 million, or 5.5%, to $197.5 million for the three months ended March 31, 2024, from $187.1 million for the three months ended March 31, 2023. This increase was driven primarily by increased premiums written in Florida as the Company continues to focus on its commercial book of business. In addition, the Company saw an increase in written premiums across the personal lines business, due primarily to rate increases. The breakdown of the quarter-over-quarter changes in both direct written and assumed premiums by state and gross written premium by line of business are shown in the table below.

($ in thousands)	Three Months Ended March 31,
	2024	2023	Change $	Change %
Direct Written and Assumed Premium by State (1)
Florida	$184,601	$176,611	$7,990	4.5%
New York	12,857	10,482	2,375	22.7
Texas	—	(9)	9	(100.0)
Total direct written premium by state	197,458	187,084	10,374	5.5
Assumed premium (2)	—	39	(39)	(100.0)
Total gross written premium by state	$197,458	$187,123	$10,335	5.5%

Gross Written Premium by Line of Business
Commercial property	$184,601	$176,641	$7,960	4.5%
Personal property	12,857	10,482	2,375	22.7
Total gross written premium by line of business	$197,458	$187,123	$10,335	5.5%
(1) The Company ceased writing in Texas as of May 31, 2022.
(2) Assumed premium written for 2023 and 2024 primarily included commercial property business assumed from unaffiliated insurers.

Loss and LAE decreased by $0.5 million, or 3.1%, to $15.9 million for the three months ended March 31, 2024, from $16.4 million for the three months ended March 31, 2023. Loss and LAE expense as a percentage of net earned premiums increased 4.2 points to 23.1% for the three months ended March 31, 2024, compared to 18.9% for the three months ended March 31, 2023. Excluding catastrophe losses and reserve development, the Company's gross underlying loss and LAE ratio for the three months ended March 31, 2024, would have been 9.2%, a decrease of 2.5 points from 11.7% for the three months ended March 31, 2023.

Policy acquisition costs decreased by $15.2 million, or 56.3%, to $11.8 million for the three months ended March 31, 2024, from $27.0 million for the three months ended March 31, 2023, primarily due to an increase in ceding commission income due to changes in the terms of the Company's quota share reinsurance agreements effective June 1, 2023. This was partially offset by increased external management fees and premium taxes related to the Company's increased commercial lines gross written premium.

Operating and underwriting expenses increased by $0.6 million, or 27.3%, to $2.8 million for the three months ended March 31, 2024, from $2.2 million for the three months ended March 31, 2023, driven by increased underwriting costs quarter-over-quarter. This was partially offset by decreased overhead costs such as rent, printing, postage and utilities as a result of cost saving initiatives by the Company.

General and administrative expenses increased by $0.8 million, or 9.1%, to $9.6 million for the three months ended March 31, 2024, from $8.8 million for the three months ended March 31, 2023, driven by increased external legal and audit fees.

Exhibit 99.1
Commercial Lines Operating Segment Highlights

Pre-tax earnings attributable to the Company's commercial lines operating segment totaled $32.8 million for the quarter ended March 31, 2024, compared to $38.9 million for the quarter ended March 31, 2023. Drivers of the quarter-over-quarter decrease in pre-tax earnings included increased ceded premiums driven by the changes in the Company's quota share contracts effective June 1, 2023, increased general and administrative expenses driven by increased allocated overhead expenses such as salaries, legal and auditing fees, and increased allocated operating expenses. This was partially offset by increased gross premiums earned quarter-over-quarter as the Company continues to focus on its specialty commercial lines underwriting.

Quarter-over-quarter, policy acquisition costs decreased $13.0 million driven by an increase in ceding commission income due to changes in the terms of the Company's quota share reinsurance agreements during the second half of 2023. The Company saw a decrease of $2.3 million in losses and LAE incurred due to decreased non-catastrophe and catastrophe losses quarter-over-quarter, partially offset by a decrease in favorable development on prior year losses (favorable development was experienced for both quarters).

Personal Lines Operating Segment Highlights

Pre-tax income attributable to the Company's personal lines operating segment totaled $1.1 million for the quarter ended March 31, 2024, compared to a pre-tax net loss of $1.9 million for the quarter ended March 31, 2023. This increase in pre-tax earnings can be attributed to decreased expenses of $5.6 million, driven by decreased general and administrative expenses of $3.8 million, driven by decreased allocated overhead expenses such as salary expenses. Policy acquisition costs also decreased $2.2 million, driven by decreased agent commission expense quarter-over-quarter. Finally, operating expenses decreased $1.4 million, driven by a reduction in the Company's overhead spending and decreased allocation of investments in technology.

These decreased expenses were partially offset by decreased net premiums earned of $2.6 million, driven by increased gross unearned premiums and a $1.8 million increase in losses and LAE incurred, driven by increased non-catastrophe losses quarter-over-quarter.

Reinsurance Costs as a Percentage of Gross Earned Premium

Reinsurance costs as a percentage of gross earned premium in the first quarter of 2024 and 2023 were as follows:

	2024	2023
Non-at-Risk	(0.3)%	(0.5)%
Quota Share	(29.8)%	(6.1)%
All Other	(29.2)%	(33.0)%
Total Ceding Ratio	(59.3)%	(39.6)%

Ceded premiums earned related to the Company's catastrophe excess of loss contracts decreased, driven by the need for less coverage for the 2023-2024 treaty year due to the reduction in the Company's geographic footprint and exposure, as well as the utilization of quota share reinsurance coverage for the Company's commercial lines operating segment, partially offset by rate increases on the coverage experienced in the current year. The utilization of quota share reinsurance coverage, as described, increased the Company's ceding ratio overall.

Reinsurance costs as a percentage of gross earned premium in the first quarter of 2024 and 2023 for the Company's personal lines and commercial lines operating segments were as follows:

	Personal		Commercial
	2024	2023	2024	2023
Non-at-Risk	(2.7)%	(1.6)%	(0.2)%	(0.4)%
Quota Share	—%	—%	(31.5)%	(6.7)%
All Other	(26.1)%	(28.8)%	(29.2)%	(33.3)%
Total Ceding Ratio	(28.8)%	(30.4)%	(60.9)%	(40.4)%

Exhibit 99.1
Investment Portfolio Highlights

The Company's cash, restricted cash and investment holdings increased from $369.0 million at December 31, 2023 to $504.5 million at March 31, 2024. The Company's cash and investment holdings consist of investments in U.S. government and agency securities, corporate debt and investment grade money market instruments. Fixed maturities represented approximately 89.7% of total investments at March 31, 2024 compared to 91.6% of total investments at December 31, 2023. The Company's fixed maturity investments had a modified duration of 3.2 years at March 31, 2024, compared to 3.4 years at December 31, 2023.

Book Value Analysis

Book value per common share increased 18.3% from $3.61 at December 31, 2023, to $4.27 at March 31, 2024. Underlying book value per common share increased 16.5% from $3.97 at December 31, 2023 to $4.63 at March 31, 2024. An increase in the Company's retained earnings as the result of net income in the first three months of 2024, drove the increase in the Company's book value per share. As shown in the table below, removing the effect of AOCI increases the Company's book value per common share, as the Company has experienced unfavorable capital market conditions resulting in an accumulated other comprehensive loss position at March 31, 2024.

($ in thousands, except for share and per share data)	March 31, 2024	December 31, 2023

Book Value per Share
Numerator:
Common stockholders' equity	$203,992	$168,765
Denominator:
Total Shares Outstanding	47,799,465	46,777,006
Book Value Per Common Share	$4.27	$3.61

Book Value per Share, Excluding the Impact of Accumulated Other Comprehensive Income (AOCI)
Numerator:
Common stockholders' equity	$203,992	$168,765
Less: Accumulated other comprehensive loss	(17,335)	(17,137)
Stockholders' Equity, excluding AOCI	$221,327	$185,902
Denominator:
Total Shares Outstanding	47,799,465	46,777,006
Underlying Book Value Per Common Share(1)	$4.63	$3.97
(1) Underlying book value per common share is a non-GAAP financial measure and is reconciled above to book value per common share, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section below.

Exhibit 99.1

Conference Call Details

Date and Time:    May 9, 2024 - 5:00 P.M. ET

Participant Dial-In:    (United States): 877-445-9755
    (International): 201-493-6744

Webcast:    To listen to the live webcast, please go to https://investors.amcoastal.com and click on the conference call link at the top of the page or go to: https://event.webcasts.com/starthere.jsp?ei=1668133&tp_key=4d1ed0c96d

An archive of the webcast will be available for a limited period of time thereafter.

Presentation:     The information in this press release should be read in conjunction with an earnings presentation that is available on the Company's website at investors.amcoastal.com/Presentations.

About American Coastal Insurance Corporation

American Coastal Insurance Corporation (amcoastal.com) is the holding company of the insurance carrier, American Coastal Insurance Company, which was founded in 2007 for the purpose of insuring Condominium and Homeowner Association properties, and apartments in the state of Florida. American Coastal Insurance Company has an exclusive partnership for distribution of Condominium Association properties in the state of Florida with AmRisc Group (amriscgroup.com), one of the largest Managing General Agents in the country specializing in hurricane-exposed properties. American Coastal Insurance Company has earned a Financial Stability Rating of ‘A, Exceptional’ from Demotech.

American Coastal Insurance Corporation’s portfolio of investments also includes Interboro Insurance Company, a New York domiciled personal lines carrier founded in 1914.

Contact Information:
Alexander Baty
Vice President, Finance & Investor Relations, American Coastal Insurance Corp.
investorrelations@amcoastal.com
(727) 425-8076

Karin Daly
Investor Relations, Vice President, The Equity Group
kdaly@equityny.com
(212) 836-9623

Exhibit 99.1
Definitions of Non-GAAP Measures

The Company believes that investors' understanding of ACIC's performance is enhanced by the Company's disclosure of the following non-GAAP measures. The Company's methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Net income (loss) excluding the effects of amortization of intangible assets, income (loss) from discontinued operations, realized gains (losses) and unrealized gains (losses) on equity securities, net of tax (core income (loss)) is a non-GAAP measure that is computed by adding amortization, net of tax, to net income (loss) and subtracting income (loss) from discontinued operations, net of tax, realized gains (losses) on the Company's investment portfolio, net of tax, and unrealized gains (losses) on the Company's equity securities, net of tax, from net income (loss). Amortization expense is related to the amortization of intangible assets acquired, including goodwill, through mergers and, therefore, the expense does not arise through normal operations. Investment portfolio gains (losses) and unrealized equity security gains (losses) vary independent of the Company's operations. The Company believes it is useful for investors to evaluate these components both separately and in the aggregate when reviewing the Company's performance. The most directly comparable GAAP measure is net income (loss). The core income (loss) measure should not be considered a substitute for net income (loss) and does not reflect the overall profitability of the Company's business.

Core return on equity is a non-GAAP ratio calculated using non-GAAP measures. It is calculated by dividing the core income (loss) for the period by the average stockholders’ equity for the trailing twelve months (or one quarter of such average, in the case of quarterly periods). Core income (loss) is an after-tax non-GAAP measure that is calculated by excluding from net income (loss) the effect of income (loss) from discontinued operations, net of tax, non-cash amortization of intangible assets, including goodwill, unrealized gains or losses on the Company's equity security investments and net realized gains or losses on the Company's investment portfolio. In the opinion of the Company’s management, core income (loss), core income (loss) per share and core return on equity are meaningful indicators to investors of the Company's underwriting and operating results, since the excluded items are not necessarily indicative of operating trends. Internally, the Company’s management uses core income (loss), core income (loss) per share and core return on equity to evaluate performance against historical results and establish financial targets on a consolidated basis. The most directly comparable GAAP measure is return on equity. The core return on equity measure should not be considered a substitute for return on equity and does not reflect the overall profitability of the Company's business.

Combined ratio excluding the effects of current year catastrophe losses and prior year reserve development (underlying combined ratio) is a non-GAAP measure, that is computed by subtracting the effect of current year catastrophe losses and prior year development from the combined ratio. The Company believes that this ratio is useful to investors, and it is used by management to highlight the trends in the Company's business that may be obscured by current year catastrophe losses and prior year development. Current year catastrophe losses cause the Company's loss trends to vary significantly between periods as a result of their frequency of occurrence and severity and can have a significant impact on the combined ratio. Prior year development is caused by unexpected loss development on historical reserves. The Company believes it is useful for investors to evaluate these components both separately and in the aggregate when reviewing the Company's performance. The most directly comparable GAAP measure is the combined ratio. The underlying combined ratio should not be considered as a substitute for the combined ratio and does not reflect the overall profitability of the Company's business.

Net loss and LAE excluding the effects of current year catastrophe losses and prior year reserve development (underlying loss and LAE) is a non-GAAP measure that is computed by subtracting the effect of current year catastrophe losses and prior year reserve development from net loss and LAE. The Company uses underlying loss and LAE figures to analyze the Company's loss trends that may be impacted by current year catastrophe losses and prior year development on the Company's reserves. As discussed previously, these two items can have a significant impact on the Company's loss trends in a given period. The Company believes it is useful for investors to evaluate these components both separately and in the aggregate when reviewing the Company's performance. The most directly comparable GAAP measure is net loss and LAE. The underlying loss and LAE measure should not be considered a substitute for net loss and LAE and does not reflect the overall profitability of the Company's business.

Book value per common share, excluding the impact of accumulated other comprehensive loss (underlying book value per common share), is a non-GAAP measure that is computed by dividing common stockholders' equity after excluding accumulated other comprehensive income (loss), by total common shares outstanding plus

Exhibit 99.1
dilutive potential common shares outstanding. The Company uses the trend in book value per common share, excluding the impact of accumulated other comprehensive income (loss), in conjunction with book value per common share to identify and analyze the change in net worth attributable to management efforts between periods. The Company believes this non-GAAP measure is useful to investors because it eliminates the effect of interest rates that can fluctuate significantly from period to period and are generally driven by economic and financial factors that are not influenced by management. Book value per common share is the most directly comparable GAAP measure. Book value per common share, excluding the impact of accumulated other comprehensive income (loss), should not be considered a substitute for book value per common share and does not reflect the recorded net worth of the Company's business.

Discontinued Operations

On February 27, 2023, the Florida Department of Financial Services was appointed as receiver of the Company's former subsidiary, United Property & Casualty Insurance Company ("UPC"). As such, prior year financial results and Consolidated Balance Sheet components have been reclassified to reflect continuing and discontinued operations appropriately.

Forward-Looking Statements

Statements made in this press release, or on the conference call identified above, and otherwise, that are not historical facts are “forward-looking statements”. The Company believes these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions, or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those expressed in, or implied by, the forward-looking statements. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words such as “may,” “will,” “expect,” "endeavor," "project," “believe,” "plan," “anticipate,” “intend,” “could,” “would,” “estimate” or “continue” or the negative variations thereof or comparable terminology. Factors that could cause actual results to differ materially may be found in the Company's filings with the U.S. Securities and Exchange Commission, in the “Risk Factors” section in the Company's most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date on which they are made, and, except as required by applicable law, the Company undertakes no obligation to update or revise any forward-looking statements.

Exhibit 99.1
Consolidated Statements of Comprehensive Income
In thousands, except share and per share amounts

	Three Months Ended
	March 31,
	2024	2023
REVENUE:
Gross premiums written	$197,458	$187,123
Change in gross unearned premiums	(28,636)	(42,647)
Gross premiums earned	168,822	144,476
Ceded premiums earned	(100,092)	(57,152)
Net premiums earned	68,730	87,324
Net investment income	4,508	2,589
Net realized investment losses	—	(83)
Net unrealized gains (losses) on equity securities	(50)	474
Other revenue	16	16
Total revenues	$73,204	$90,320
EXPENSES:
Losses and loss adjustment expenses	15,906	16,412
Policy acquisition costs	11,793	26,972
Operating expenses	2,809	2,168
General and administrative expenses	9,573	8,793
Interest expense	2,719	2,719
Total expenses	42,800	57,064
Income before other income	30,404	33,256
Other income	810	588
Income before income taxes	31,214	33,844
Provision for income taxes	7,615	3,477
Income from continuing operations, net of tax	$23,599	$30,367
Income from discontinued operations, net of tax	—	236,913
Net income	$23,599	$267,280
OTHER COMPREHENSIVE INCOME (LOSS):
Change in net unrealized gains (losses) on investments	(198)	4,231
Reclassification adjustment for net realized investment losses	—	83
Income tax benefit related to items of other comprehensive income (loss)	—	—
Total comprehensive income	$23,401	$271,594

Weighted average shares outstanding
Basic	47,323,356	43,124,825
Diluted	48,969,550	43,574,840

Earnings available to ACIC common stockholders per share
Basic
Continuing operations	$0.50	$0.70
Discontinued operations	—	5.49
Total	$0.50	$6.19
Diluted
Continuing operations	$0.48	$0.70
Discontinued operations	—	5.44
Total	$0.48	$6.14

Dividends declared per share	$—	$—

Exhibit 99.1
Consolidated Balance Sheets
In thousands, except share amounts

	March 31, 2024	December 31, 2023
ASSETS
Investments, at fair value:
Fixed maturities, available-for-sale	$178,316	$180,703
Equity securities	6,214	—
Other investments	14,217	16,487
Total investments	$198,747	$197,190
Cash and cash equivalents	285,400	153,762
Restricted cash	20,309	18,070
Accrued investment income	2,534	2,104
Property and equipment, net	10,351	3,658
Premiums receivable, net	53,990	47,274
Reinsurance recoverable on paid and unpaid losses	257,090	341,102
Ceded unearned premiums	137,760	159,147
Goodwill	59,476	59,476
Deferred policy acquisition costs	27,290	25,041
Intangible assets, net	8,511	9,323
Other assets	15,853	36,141
Assets held for disposal	—	8,095
Total Assets	$1,077,311	$1,060,383
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Unpaid losses and loss adjustment expenses	$279,556	$370,221
Unearned premiums	321,693	293,057
Reinsurance payable on premiums	38,387	317
Payments outstanding	1,971	2,116
Accounts payable and accrued expenses	81,725	75,284
Operating lease liability	105	776
Other liabilities	1,111	1,159
Notes payable, net	148,771	148,688
Liabilities held for disposal	—	—
Total Liabilities	$873,319	$891,618
Commitments and contingencies
Stockholders' Equity:
Preferred stock, $0.0001 par value; 1,000,000 authorized; none issued or outstanding	—	—
Common stock, $0.0001 par value; 100,000,000 shares authorized; 48,011,548 and 46,989,089 issued, respectively; 47,799,465 and 46,777,006 outstanding, respectively	5	5
Additional paid-in capital	435,543	423,717
Treasury shares, at cost; 212,083 shares	(431)	(431)
Accumulated other comprehensive loss	(17,335)	(17,137)
Retained earnings (deficit)	(213,790)	(237,389)
Total Stockholders' Equity	$203,992	$168,765
Total Liabilities and Stockholders' Equity	$1,077,311	$1,060,383